Exhibit 10.1

METHODE ELECTRONICS, INC.

FORM OF TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

(2026 LTI PROGRAM)

This Restricted Stock Unit Award Agreement (the “Award Agreement”), effective as of August 8, 2025 (the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and _____________________ (the “Grantee”).

WHEREAS, the Company desires to encourage Grantee to continue to work for the benefit of the Company in a manner that will benefit all Company stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the Company agrees to award to Grantee time-based Restricted Stock Units (“RSUs”) under the Methode Electronics, Inc. 2022 Omnibus Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan.

1.
General. This Award Agreement and the RSUs awarded herein are subject to all of the provisions of the Plan applicable to such RSUs. Unless the context otherwise requires, capitalized terms used herein shall have the same meanings as in the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and that Grantee has read the Plan and fully understands its content. In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.
2.
Grant. The Company hereby grants to Grantee a total of _____________ RSUs, subject to the restrictions set forth in Section 3 hereof and the Plan.
3.
Restrictions.
(a)
None of the RSUs may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of.
(b)
Except as provided below, any RSUs that are not vested shall be forfeited to the Company immediately upon termination of Grantee’s employment with the Company and all of its Affiliates; provided, however, that if Grantee’s employment is terminated for Cause, then the unvested RSUs shall be forfeited to the Company effective as of the date on which Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan.
4.
Payment for RSUs. Subject to Section 14 below, the Company will pay one share of Common Stock to Grantee for each vested RSU during the two and one-half month period immediately following vesting under this Award Agreement.
5.
Vesting. Subject to the terms and conditions of any Severance Agreement between Grantee and the Company, the RSUs granted hereunder will vest as follows: (i) thirty-three percent (33%) shall vest on the first and second anniversaries of the Award Date, and (ii) thirty-four percent (34%) shall vest on the third anniversary of the Award Date (each a “Vesting Date”), provided Grantee continues to be employed by the Company (or an Affiliate thereof) until such dates.
6.
Effect of Termination of Employment in Connection with Death, Disability, Involuntary Termination of Employment Without Cause, or Qualifying Retirement. Notwithstanding Section 5 above, the following provisions shall apply to the RSUs in the event of Grantee’s termination of employment in connection with death, disability, involuntary termination without Cause, or a Qualifying Retirement, prior to an RSU’s Vesting Date:
(a)
if Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated due to Disability as defined in the Plan, death or a Qualifying Retirement, then all of the unvested RSUs will become immediately vested and settled as soon as reasonably possible following the date of termination; and
(b)
except as provided in Section 7 below, if Grantee’s employment with the Company and its Affiliates is involuntarily terminated without Cause, then the unvested RSUs shall become vested pro rata based on the date of termination and settled as soon as reasonably possible following such termination date. Grantee’s right to this pro rata portion of the RSUs is conditioned upon Grantee signing and delivering to the Company, within the time period required by the Company, a written general release of claims against the Company in a form acceptable to the Company (the “Release”) and not revoking the Release within any applicable revocation period. For purposes of this calculation, the number of RSUs to vest under this Section 6(b) shall be calculated as follows:

Number of RSUs	x	Number of fiscal months elapsed between the Award Date and termination date (rounded up to the nearest whole month)	x	1 36	−	Number of RSUs previously vested under Section 5

For purposes of this Award Agreement, Grantee’s resignation will be classified as a “Qualifying Retirement” if (A) Grantee retires on or after Grantee’s fifty-fifth birthday with consent of the Compensation Committee, or Grantee has attained age 62, and (B) Grantee has provided written notice to the Company of their election to retire at least six months prior to Grantee’s designated retirement date (the “Notice Period”) and has at least one year of service as of the date of such notice. All or any portion of the Notice Period can be waived by the Compensation Committee in its sole discretion. Grantee’s right to elect a Qualifying Retirement shall be conditioned upon Grantee signing and delivering a Release to the Company, within the time period required by the Company, and not revoking such Release within any applicable revocation period. Notwithstanding the provisions of Section 6(a) above, if Grantee is eligible to elect Qualifying Retirement during the term of this Agreement and Grantee experiences a Separation from Service under Section 6(a) or Section 6(c), the settlement date for Grantee’s RSUs shall be the date such RSUs would have been settled under Section 4 if Grantee had remained employed by the Company until such date.

7.
Change of Control. Notwithstanding Sections 5 above, the following provisions shall apply to the Award in the event of a Change of Control prior to an RSU’s Vesting Date:
(a)
In the event of a Change of Control, the surviving or successor entity (or its parent corporation) may continue, assume or replace the RSUs outstanding as of the date of the Change of Control on substantially the same terms and conditions (with such adjustments as may be required or permitted by Section 4.6 of the Plan), and such RSUs or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Sections 7(c) and (d) below.
(b)
If and to the extent that the outstanding RSUs are not continued, assumed or replaced in connection with a Change of Control, then all unvested RSUs will become immediately vested and non-forfeitable and settled as of the closing date for the Change of Control. Payment shall be made in shares of the Company’s Common Stock or such other consideration as may be provided to the Company’s stockholders in connection with such Change of Control.
(c)
If and to the extent that the RSUs are continued, assumed or replaced under the circumstances described in Section 7(a) above, and if within two years after the Change of Control Grantee experiences an involuntary termination of employment or other service for reasons other than Cause or Grantee shall terminate employment with Good Reason, then all unvested RSUs will become immediately vested and non-forfeitable and settled as of the date of termination of employment.
(d)
Notwithstanding whether an Award is continued, assumed or replaced in connection with a Change of Control, if Grantee experiences an involuntary termination of employment or other service for reasons other than Cause or Grantee shall terminate employment with Good Reason during the period beginning on the date an agreement is entered into by the Company with respect to a merger, consolidation or similar transaction of the Company, which would constitute a Change of Control, and the effective time of such merger, consolidation or similar transaction of the Company, then all unvested RSUs will become immediately vested and non-forfeitable and settled as of the date of the Change of Control.
(e)
The following definitions shall apply for purposes of this Section 7:
(1)
Unless otherwise provided in a separate change in control agreement between the Company and Grantee (a “Change in Control Agreement”), the term “Change of Control” shall have the meaning set forth in the Plan.
(2)
“Good Reason” shall exist hereunder if, without Grantee’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until Grantee has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice: (A) the Company shall materially reduce the nature, scope or level of Grantee’s responsibilities from the nature, scope or level of such responsibilities prior to the Change of Control, or shall fail to provide Grantee with adequate office facilities and support services to perform such responsibilities; (B) the Company shall require Grantee to move Grantee’s principal business office more than 25 miles from Grantee’s principal business office at the time of this Award Agreement, or assign to Grantee duties that would reasonably require such move; provided, however, that if Grantee’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Grantee to move Grantee’s principal business office to such corporate headquarters, or assigns to Grantee duties that would reasonably require such move, such actions shall not constitute “Good Reason” under this subsection; (C) the Company shall require Grantee, or assign duties to Grantee which would reasonably require Grantee, to increase, by more than twenty-four, the number of normal working days (determined at the time of this Award Agreement) that Grantee spends away from Grantee’s principal business office during any consecutive twelve-month period; (D) the Company shall reduce Grantee’s annual salary below that in effect as of the date of this Award Agreement (or as of the Change of Control, if greater); (E) the Company shall materially reduce or fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such incentive, bonus, retirement and benefit plans, programs and arrangements provided to Grantee is not materially less than their aggregate value as of the date of this Award Agreement (or as of the Change of Control, if greater); or (F) if the Board of Directors fails to act in good faith with respect to the Company’s obligations hereunder, or the Company breaches its obligations hereunder.
8.
Forfeiture. If at any time of the following events occur: (i) Grantee’s conviction of, or plea of nolo contendere to, a felony other than a traffic violation; (ii) Grantee’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Grantee to the detriment of the Company; (iii) a failure by Grantee to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Company’s Board of Directors or the Chief Executive Officer of the Company has given written notice of such failure; (iv) any willful misconduct by Grantee which affects the business reputation of the Company; (v) breach in any material respect by Grantee of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between Grantee and the Company or any subsidiary or affiliate of the Company; or (vi) Grantee’s violation of the Company’s Code of Business Conduct or any addendum thereto, then the unvested RSUs shall be forfeited to the Company effective as of the date on which the Grantee entered into such activity, unless terminated sooner by operation of another term of condition of this Award Agreement or the Plan. In addition, if Grantee’s employment is terminated for Cause, then the unvested RSUs shall be forfeited to the Company effective as of the date on which the Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan. To the extent Grantee and the Company have entered into an Executive Severance and Retention Agreement, the definition of Cause in such agreement shall apply for purposes of this Award Agreement.
9.
Additional Delivery. Within two and one-half months of the date the RSUs have vested pursuant to this Award Agreement, the Company shall pay to Grantee a dividend equivalent equal to the aggregate per share cash dividends with respect to all cash dividend record dates that fall between the Award Date and the relevant Vesting Date multiplied by the number of RSUs that vest as of such Vesting Date (without interest). The Company may withhold from any payment that it is required to make under this Award Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, local or foreign law due in connection with this Award or the payment described in this Section. No dividends shall be paid to Grantee with respect to any RSU that does not vest and is forfeited by Grantee.
10.
Construction. This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. All capitalized and undefined terms herein are subject to the definitions contained in the Plan. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois and Grantee consents to the jurisdiction and venue of those courts.
11.
Severability. The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
12.
Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
13.
Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns,

the estate of Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of Grantee.
14.
Taxes, Withholding. Grantee agrees, as a condition of this grant, to comply with the requirements of Section 12.4 of the Plan.
15.
Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect. The arbitrator will be an attorney licensed to practice law in the State of Illinois. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Except as set forth below, each party shall pay: the fees of their or its attorneys; the expenses of their or its witnesses; and all other expenses connected with presenting their or its case. Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties. In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs. In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.
16.
Section 409A Compliance.
(a)
It is the intention of the Company and Grantee that the RSUs and other benefits awarded under this Award Agreement shall comply with Section 409A of the Code and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this intent. Notwithstanding anything to the contrary contained herein, a termination of Grantee’s employment shall not be deemed to have occurred for purposes of making any payments under this Award Agreement unless such termination gives rise to a “Separation from Service” (within the meaning of Section 409A, a “Separation from Service”) and references to “termination of employment” shall mean Separation from Service. In the event that the Company or Grantee reasonably determines that any award under this Award Agreement fails to comply with Section 409A, the Company and Grantee shall work together to adopt such amendments to this Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A.
(b)
In the event that Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Award is considered to be “nonqualified deferred compensation” upon Grantee’s “Separation from Service” as defined below, any payment under this Award Agreement which results from a Separation from Service shall be delayed until the earlier of (i) first day of the seventh (7th) month beginning after Grantee’s Separation from Service, or (ii) Grantee’s death, if such a delay is necessary to avoid the imposition of additional tax and interest on Grantee under Section 409A(a)(1)(B).
(c)
Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Grantee. Grantee shall be solely responsible for the tax consequences with respect to all amounts payable under this Award Agreement, and in no event shall the Company have any responsibility or liability if this Award Agreement does not meet any applicable requirements of Section 409A.
17.
No Retention Rights. Nothing herein contained shall confer on Grantee any right with respect to continuation of employment or services by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment or service of Grantee.
18.
Rights as Stockholder. Grantee shall have no rights as a stockholder with respect to the RSUs. Grantee will only have stockholder rights after a stock certificate is issued.
19.
No Guarantee of Future Awards. The grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants, even if RSUs have previously been granted.
20.
Proprietary Interests Protection Agreement. [The Award is conditioned on Grantee’s execution of the Proprietary Interests Protection Agreement attached as Exhibit A.] [Grantee previously executed the Proprietary Interests Protection Agreement dates as of [ ] and reaffirms Grantee’s obligations under that Agreement.]
21.
Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.
Entire Agreement and Clawback Policy. This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Award Agreement. This Award Agreement and the RSUs granted hereunder are subject to the Plan and the terms of any Change in Control Agreement between the Company and Grantee, as the same may be amended from time to time, if any. Additionally, this Award Agreement and the Awards granted hereunder are subject to the terms of the Company’s Incentive Compensation Recovery Policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Dodd Frank Wall Street Reform and Consumer Protection Act. In addition, the Company shall recover from Grantee any Award recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.

[Signature Page to Follow]

Exhibit 10.1

IN WITNESS WHEREOF, the Company by one of its duly authorized representatives has executed this Award Agreement as of the day and year first above written.

METHODE ELECTRONICS, INC.

By:

Its:

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A COPY OF THIS AWARD AGREEMENT EXECUTED BY GRANTEE HAS NOT BEEN RECEIVED BY THE COMPANY NO LATER THAN THIRTY (30) DAYS AFTER THE AWARD DATE, THE RESTRICTED STOCK UNITS GRANTED UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement, the Plan and the Company’s Incentive Compensation Recovery Policy (clawback policy) as they pertain hereto.

GRANTEE

____________________________________

Name: ______________________________